Exhibit 5

1717 Main Street, Suite 3700 Dallas, Texas 75201-7301 214.659.4400 Phone 214.659.4401 Fax andrewskurth.com

April 7, 2014

Wal-Mart Stores, Inc.

702 Southwest 8th Street

Bentonville, Arkansas 72716

Wal-Mart Stores, Inc.

€850,000,000 1.900% Notes Due 2022

€650,000,000 2.550% Notes Due 2026

Ladies and Gentlemen:

Reference is made to the Pricing Agreement, dated April 1, 2014 (the “Pricing Agreement”), between Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), and Barclays Bank PLC, BNP Paribas, HSBC Bank plc, Credit Suisse Securities (Europe) Limited, Morgan Stanley & Co. International plc and Wells Fargo Securities, LLC, acting for themselves and as representatives of the other several underwriters named in Schedule I thereto (the “Underwriters”), and that certain Underwriting Agreement, dated April 1, 2014 (the “Underwriting Agreement”), between the Company and the Underwriters, as incorporated by reference into the Pricing Agreement (the Underwriting Agreement and the Pricing Agreement are collectively referred to as the “Agreement”).

Further reference is made to (i) the Registration Statement on Form S-3 (File No. 333-178706), which was prepared pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, was filed with the Commission on December 22, 2011, and, upon filing with the Commission, became effective pursuant to Rule 462(e) under the Securities Act (the “Registration Statement”), (ii) the Prospectus dated December 22, 2011 constituting a part of the Registration Statement, including the documents incorporated therein by reference at each pertinent time (the “Base Prospectus”), (iii) the Preliminary Prospectus Supplement dated April 1, 2014, which supplements the Base Prospectus and which, along with the Base Prospectus, was filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act on April 1, 2014 (the “Preliminary Prospectus Supplement”), (iv) the Final Term Sheet, dated April 1, 2014, relating to €850,000,000 aggregate principal amount of the Company’s 1.900% Notes Due 2022 (the “2022 Notes”) and €650,000,000 aggregate principal amount of the Company’s 2.550% Notes Due 2026 (the “2026 Notes” and, together with the 2022 Notes, the “Notes”), which was filed with the Commission on April 1, 2014 pursuant to Rule 433 under the Securities Act (the “Final Term Sheet”), (v) the Prospectus Supplement dated April 1, 2014, which supplements the Base Prospectus and which, along with the Base Prospectus, was filed with the Commission

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Wal-Mart Stores, Inc.

April 7, 2014

pursuant to Rule 424(b)(5) under the Securities Act on April 2, 2014 (the “Final Prospectus Supplement”) and (v) the Indenture, dated as of July 19, 2005 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee under such indenture (in such capacity, the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2006, between the Company and the Trustee (the “First Supplemental Indenture”, and the Original Indenture as supplemented by the First Supplemental Indenture, the “Indenture”).

We have acted as counsel to the Company in connection with the offer and sale of the Notes by the Company.

In rendering this opinion, we have examined and relied upon, without independent investigation or verification, executed originals, counterparts or copies of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended and restated to date and in effect on the date hereof; the Registration Statement; the Base Prospectus; the Preliminary Prospectus Supplement; the Final Term Sheet; the Final Prospectus Supplement; the Indenture; the Agreement; the form of the global note, to be dated April 8, 2014, which will have an aggregate principal amount of €850,000,000 and will be payable to The Bank of New York Depository (Nominees) Limited, as the nominee of The Bank of New York Mellon, as the common depositary for Clearstream Banking, société anonyme and Euroclear Bank SA/NV, which will represent the 2022 Notes being sold to the Underwriters pursuant to the Agreement (the “2022 Global Note”); the form of the global note, to be dated April 8, 2014, which will have an aggregate principal amount of €650,000,000 and will be payable to The Bank of New York Depository (Nominees) Limited, as the nominee of The Bank of New York Mellon, as the common depositary for Clearstream Banking, société anonyme and Euroclear Bank SA/NV, which will represent the 2026 Notes being sold to the Underwriters pursuant to the Agreement (the “2026 Global Note” and, together with the 2022 Global Note, the “Global Notes”); resolutions of the Board of Directors of the Company; resolutions of the Executive Committee of the Board of Directors of the Company; the Series Terms Certificate Pursuant to Section 3.01 of the Indenture Relating to 1.900% Notes Due 2022, dated as of April 1, 2014, executed by the Senior Vice President, Finance & Capital Markets of the Company (the “2022 Series Terms Certificate”); the Series Terms Certificate Pursuant to Section 3.01 of the Indenture Relating to 2.550% Notes Due 2026, dated as of April 1, 2014, executed by the Senior Vice President, Finance & Capital Markets of the Company (together with the 2022 Series Terms Certificate, the “Series Terms Certificates”); and such other documents, records and certificates as we considered necessary or appropriate to enable us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete originals of all documents submitted to us as photostatic, conformed, notarized or certified copies.

In rendering this opinion, we have assumed, without independent investigation or verification, that (i) each natural person signing any document reviewed by us had the legal capacity to do so, (ii) each person signing in a representative capacity (other than on behalf of the Company) had the authority to sign in such capacity, (iii) the Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company),

Wal-Mart Stores, Inc.

April 7, 2014

(iv) at or prior to the time of delivery of the Global Notes, the authorization of the Notes and of each of the series of notes of which the Notes are a part, including the Series Terms Certificates, will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity or enforceability of the Notes, (v) the Global Notes executed and delivered by the Company as contemplated herein will be identical in form to the forms of the Global Notes examined by us as described herein and (vi) the Indenture is and, at the time of delivery of the Notes, will be the legal, valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms, and, at the time of delivery of the Notes, the Indenture will continue to be the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the Indenture has been qualified pursuant to the Trust Indenture Act of 1939, as amended.

As to certain facts material to our opinion, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials, the Company and officers or other representatives of the Company.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that (i) upon the execution and delivery of the 2022 Global Note and the authentication of the 2022 Global Note in accordance with the terms of the Indenture against payment therefor in accordance with the Agreement, the 2022 Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture, and (ii) upon the execution and delivery of the 2026 Global Note and the authentication of the 2026 Global Note in accordance with the terms of the Indenture against payment therefor in accordance with the Agreement, the 2026 Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture.

The foregoing opinion is qualified to the extent that the enforceability of the Indenture, the Notes or any related document or instrument may be limited by or subject to the effects of bankruptcy, insolvency, moratorium, reorganization, liquidation, rearrangement, probate, conservatorship, fraudulent conveyance, fraudulent transfer or other similar laws (including court decisions) now or hereafter in effect relating to or affecting creditors’ rights and remedies generally or providing for the relief of debtors, general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) or public policy.

We note that the enforceability of specific provisions of the Indenture and the Notes may be subject to (i) standards of reasonableness and “good faith” limitations and obligations such as those provided in the New York Uniform Commercial Code and similar applicable principles of common law and judicial decisions and (ii) the course of dealings between the parties, the usage of trade and similar provisions of common law and judicial decision.

We express no opinion as to the enforceability of the severability clauses in Section 1.11 of the Original Indenture, Section 5 of the First Supplemental Indenture or Section 18 of the Global Notes or any provision of the Indenture or the Global Notes that purports to waive or not give effect to rights to notice, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, including Section 1.15 and Section 12.01 of the Original Indenture and Section 15 of the Global Notes. We express no opinion with respect to

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April 7, 2014

the enforceability of (i) the parenthetical clause in Section 8.07(i) of the Original Indenture relating to the limitations on the compensation of trustees or (ii) Section 12.01 of the Original Indenture and Section 15 of the Global Notes to the extent that either of those provisions purport to waive liability for violation of securities laws. We express no opinion as to any provision of the Indenture that purports to confer subject matter jurisdiction in respect of bringing suits, enforcement of judgments or otherwise on any federal court, to the extent such court does not otherwise have such jurisdiction.

The foregoing opinions are limited in all respects to matters under and governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, as each is in force and effect as of the date of this opinion. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Notes by the Company and the Registration Statement and that will be incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Andrews Kurth LLP